Filed Pursuant to Rule 424(b)(3)
Registration No. 333-134300

Prospectus supplement

(to Prospectus dated May 19, 2006)

4,182,074 shares

Schlumberger Limited

Common stock

The selling stockholders are selling 4,182,074 shares of our common stock. We will not receive any proceeds from the common stock sold by the selling stockholders.

Our common stock is listed on the New York Stock Exchange under the symbol “SLB.” The last reported sale price of our common stock on the New York Stock Exchange on November 29, 2006 was $68.03.

	Per share	Total

Public offering price	$67.50	$282,289,995

Underwriting discounts and commissions	$0.63	$2,634,707

Proceeds to the selling stockholders	$66.87	$279,655,288

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 1 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the shares will be made in New York, New York on or about December 5, 2006.

JPMorgan

November 29, 2006

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with any additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus supplement or the accompanying prospectus is current only as of the date of this prospectus supplement or the accompanying prospectus, as the case may be, and any information incorporated by reference is current only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus supplement or accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement or the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement or the accompanying prospectus applicable to that jurisdiction.

Prospectus supplement

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Selling stockholders

The following table sets forth the total number of shares of our common stock held by each selling stockholder named below as of the date of this prospectus supplement and the number of shares of our common stock offered hereby by each such selling stockholder. Certain selling stockholders named in the accompanying prospectus are not selling their shares in this offering. No selling stockholder named in the table below owns more than 1% of our outstanding common stock before the offering. Such selling stockholders will not own any shares of our common stock immediately after the closing of this offering.

Name	Number of shares of common stock beneficially owned prior to the offering(1)	Number of shares of common stock offered hereby	Number of shares of common stock beneficially owned after the offering (1)

Janak Kumar Basnet	47,309	47,309	—
Marjoram Limited	1,182,744	1,182,744	—
Alexander Yulievich Djaparidze	709,646	709,646	—
Efraim Dory	23,654	23,654	—
Alexander V. Gavura	6,999	6,999	—
Inter Jura Cy (Services) Limited	4,827	4,827	—
Igor N. Kerysov	9,413	9,413	—
Vassili Kyvelidi	94,619	94,619	—
Vladimir V. Metlin	9,413	9,413	—
Andrei Niziev	416,373	416,373	—
PetroAlliance Directors, Officers and Employees Benefits Plan Limited	99,207	99,207	—
PetroAlliance Stock Incentive Plan Limited	529,821	529,821	—
Murat Sampiev	321,753	321,753	—
Isa Sharaputtinovich Shabanov	47,309	47,309	—
Alexander Sizov	416,373	416,373	—
Vladimir Stenin	85,205	85,205	—
Alexander A. Vaigel	47,309	47,309	—
Vadim E. Usakovsky	106,446	106,446	—
Fuad Aliev	23,654	23,654	—

Total	4,182,074	4,182,074	—

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of November 29, 2006, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. This information has been obtained from the selling stockholders, and we have not independently verified this information.

Certain selling stockholders received and sold shares of our common stock in connection with our 2004 and 2005 acquisitions of interests in PetroAlliance Services Company Limited. Each of the selling stockholders was a security holder of PetroAlliance Services Company Limited immediately prior to our acquisition of additional interests in PetroAlliance Services Company Limited. Except as set forth above, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us or, insofar as we are aware, any of our predecessors or affiliates.

Underwriting

Under the terms of a purchase agreement, which we will file as an exhibit to a current report on Form 8-K and incorporate by reference in the prospectus, J.P. Morgan Securities Inc. has agreed to purchase from the selling stockholders 4,182,074 shares of our common stock.

The purchase agreement provides that the underwriter is obligated to purchase all of the shares of common stock offered hereby, if any of the shares are purchased. However, the underwriter’s obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the purchase agreement including:

•	the representations and warranties made by us and the selling stockholders to the underwriter are true;

•	there is no event or occurrence that would reasonably be expected to have a material adverse effect on our financial condition, business, results of operation or prospects;

•	there is no material change in the financial markets; and

•	we and the selling stockholders deliver customary closing documents to the underwriter.

Commissions and discounts

Shares sold by the underwriter to the public will initially be offered at the offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriter to securities dealers may be sold at a discount of up to $0.10 per share from the public offering price. If all the shares are not sold at the public offering price, the underwriter may change the offering price and the other selling terms. Upon the terms and subject to the conditions in the purchase agreement, the underwriter is obligated to purchase the shares at the price and upon the terms stated therein, and, as a result, bears any risk associated with changing the offering price to the public or other selling terms.

The following table shows the per share and total underwriting discounts and commissions the selling stockholders will pay to the underwriter.

Per share	$0.63
Total	$2,634,707

We estimate that the total expense of this offering payable by us, which do not include the underwriting discounts and commissions, will be approximately $100,000.

Indemnification

We and the selling stockholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

New York Stock Exchange listing

Our common stock is traded on the New York Stock Exchange under the symbol “SLB.”

Price stabilization, short positions

The underwriter may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act of 1934:

•	Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a naked short position. The underwriter may close out any short position by purchasing shares in the open market.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover naked short positions, which can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriter at any time. The underwriter may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Relationships

J.P. Morgan Securities Inc. and its predecessors and affiliates have from time to time provided and expect to continue to provide certain commercial banking, financial advisory and investment banking services for us for which they receive customary fees.

J.P. Morgan Securities Inc. and its affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

PROSPECTUS

4,636,341 Shares

Common Stock

Schlumberger Limited

The 4,636,341 shares of our common stock offered by this prospectus were originally issued by us in offshore transactions and in private placements in connection with our acquisition of interests in PetroAlliance Services Company Limited. All of the shares of common stock offered by this prospectus may be sold from time to time by or on behalf the selling stockholders named herein. The shares of common stock covered by this prospectus may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. Please read “Plan of Distribution.”

Our common stock is listed on the New York Stock Exchange under the symbol “SLB.” On May 18, 2006, the closing sale price of our common stock as reported on the New York Stock Exchange was $64.40 per share.

Investing in our common stock involves risk. Please read “ Risk Factors” beginning on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 19, 2006.

You should rely only on the information we have provided or incorporated by reference in this prospectus. We have not authorized any person to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the documents incorporated by reference. Our business, financial condition, results of operations and prospectus may have changed since those dates.

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SCHLUMBERGER LIMITED

Founded in 1927, we are the world’s leading oilfield services company, supplying technology, project management, and information solutions that optimize performance in the oil and gas industry. As of December 31, 2005, we employed more than 60,000 people of over 140 nationalities operating in more than 80 countries. We have two business segments:

•	Schlumberger Oilfield Services is the world’s premier oilfield services company supplying a wide range of technology services and solutions to the international oil and gas industry.

•	WesternGeco is the world’s largest and most advanced surface seismic company.

We are incorporated under the laws of the Netherlands Antilles. The mailing addresses and telephone numbers of our principal executive offices are:

•	153 East 53rd Street, 57th Floor, New York, New York, 10022-4624, 212-350-9400;

•	42 Rue Saint-Dominique, Paris, France, 75007, 33-1-4062-1000; and

•	Parkstraat 83, The Hague, The Netherlands 2514 JG, 31-70-310-5400.

RISK FACTORS

You should carefully consider the risks described below and in the documents incorporated by reference in this prospectus before making a decision to invest in our securities. If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, the trading price of our common stock could decline and you could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business and operations.

Demand for the majority of our oilfield services is substantially dependent on the level of expenditures by the oil and gas industry. A substantial or an extended decline in oil or gas prices could result in lower expenditures by the oil and gas industry and reduce our revenue.

Demand for the majority of our oilfield services is substantially dependent on the level of expenditures by the oil and gas industry for the exploration, development and production of crude oil and natural gas reserves, which are sensitive to oil and natural gas prices and generally dependent on the industry’s view of future oil and gas prices. Oil and gas prices have historically been volatile and are affected by numerous factors, including:

•	demand for energy, which is affected by worldwide population growth and general economic and business conditions;

•	the ability of the Organization of Petroleum Exporting Countries, or OPEC, to set and maintain production levels for oil;

•	oil and gas production by non-OPEC countries;

•	political and economic uncertainty and socio-political unrest;

•	the level of worldwide oil exploration and production activity;

•	the cost of exploring for, producing and delivering oil and gas;

•	technological advances affecting energy consumption; and

•	weather conditions.

The oil and gas industry has historically experienced periodic downturns, which have been characterized by diminished demand for our oilfield services and downward pressure on the prices we charge. A significant downturn in the oil and gas industry could result in a reduction in demand for oilfield services and could harm our operating results.

A significant portion of our revenue is derived from our non-United States operations, which exposes us to risks inherent in doing business in each of the more than 80 countries in which we operate.

Our non-United States operations accounted for approximately 75% of our consolidated revenues in 2005 and 74% in both 2004 and 2003. Operations in countries other than the United States are subject to various risks, including:

•	unsettled political and economic conditions in certain areas;

•	exposure to possible expropriation or other governmental actions;

•	social unrest, acts of terrorism, war or other armed conflict;

•	confiscatory taxation or other adverse tax policies;

•	deprivation of contract rights;

•	trade restrictions or embargoes imposed by the United States or other countries;

•	restrictions on the repatriation of income or capital;

•	exchange controls;

•	inflation; and

•	currency fluctuations and devaluations.

In addition, we are subject to risks associated with our operations in countries, including Iran, Syria, Sudan, Libya and Cuba, which are subject to trade, economic sanctions or other restrictions imposed by the United States government.

The occurrence of any of the risks described above could reduce our earnings and our cash available for operations.

Environmental compliance costs and liabilities could reduce our earnings and cash available for operations.

We are subject to increasingly stringent laws and regulations relating to environmental protection, including laws and regulations governing air emissions, water discharges and waste management. We incur, and expect to continue to incur, capital and operating costs to comply with environmental laws and regulations. The technical requirements of environmental laws and regulations are becoming increasingly expensive, complex and stringent. These laws may provide for “strict liability” for damages to natural resources or threats to public health and safety. Strict liability can render a party liable for environmental damage without regard to negligence or fault on the part of the party. Some environmental laws provide for joint and several strict liability for remediation of spills and releases of hazardous substances.

We use and generate hazardous substances and wastes in our operations. In addition, many of our current and former properties are or have been used for industrial purposes. Accordingly, we could become subject to potentially material liabilities relating to the investigation and cleanup of contaminated properties, and to claims alleging personal injury or property damage as the result of exposures to, or releases of, hazardous substances. In addition, stricter enforcement of existing laws and regulations, new laws and regulations, the discovery of previously unknown contamination or the imposition of new or increased requirements could require us to incur costs or become the basis of new or increased liabilities that could reduce our earnings and our cash available for operations. We believe we are currently in substantial compliance with environmental laws and regulations.

We could be subject to substantial liability claims, which would adversely affect our results and financial condition.

Certain equipment used in the delivery of oilfield services, such as directional drilling equipment, perforating systems, subsea completion equipment and well completion systems, are used in hostile environments, such as exploration, development and production applications. An accident or a failure of a product can cause personal injury, loss of life, damage to property, equipment or the environment, and suspension of operations. Our insurance may not adequately protect us against liability for some kinds of events, including events involving pollution, or against losses resulting from business interruption. Moreover, in the future we may not be able to maintain insurance at levels of risk coverage or policy limits that we deem adequate. Substantial claims made under our policies could cause our premiums to increase. Any future damages caused by our products that are not covered by insurance, or are in excess of policy limits or are subject to substantial deductibles, could reduce our earnings and our cash available for operations.

Limitations on our ability to protect our intellectual property rights, including our trade secrets, could cause a loss in revenue and any competitive advantage we hold.

Some of our products or services, and the processes we use to produce or provide them, have been granted United States patent protection, have patent applications pending or are trade secrets. Our business may be adversely affected if our patents are unenforceable, the claims allowed under our patents are not sufficient to protect our technology, our patent applications are denied, or our trade secrets are not adequately protected. Our competitors may be able to develop technology independently that is similar to ours without infringing on our patents or gaining access to our trade secrets.

We may be subject to litigation if another party claims that we have infringed upon its intellectual property rights.

The tools, techniques, methodologies, programs and components we use to provide our services may infringe upon the intellectual property rights of others. Infringement claims generally result in significant legal and other costs and may distract management from running our core business. Royalty payments under licenses from third parties, if available, would increase our costs. If a license were not available we might not be able to continue providing a particular product or service, which would reduce our revenue. Additionally, developing non-infringing technologies would increase our costs.

Failure to obtain and retain skilled technical personnel could impede our operations.

We require highly skilled personnel to operate and provide technical services and support for our business. Competition for the personnel required for our oilfield service businesses intensifies as activity increases. In periods of high utilization it may become more difficult to find and retain qualified individuals. This could increase our costs or have other adverse effects on our operations.

FORWARD-LOOKING STATEMENTS

This document and the documents incorporated by reference in this prospectus contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Forward-looking statements include the information concerning our possible or assumed future results of operations, including statements about the following subjects:

•	business and market outlook;

•	our growth as a whole and growth for each of Oilfield Services and WesternGeco;

•	oil and natural gas demand and production growth;

•	operating margins;

•	operating and capital expenditures by us and the oil and gas industry;

•	our and our customers’ business strategies;

•	expected depreciation and amortization expense;

•	expected pension and post-retirement funding;

•	the adoption of SFAS 123R and stock-based compensation expense;

•	our stock buy-back program;

•	benefits from contract awards and performance of contracts;

•	our competitive position;

•	outcomes of legal proceedings;

•	future results of operations and/or financial position; and

•	compliance with applicable laws.

Forward-looking statements in this prospectus or in the documents incorporated by reference in this prospectus are generally identifiable by use of the following words and other similar expressions, among others:

• “anticipate”;	• “estimate”;	• “may”;	• “project”;
• “believe”;	• “expect”;	• “might”;	• “shall”;
• “budget”;	• “forecast”;	• “plan”;	• “should”; and
• “could”;	• “intend”;	• “predict”;	• “will.”

Assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, actual results may differ materially from those expressed or implied by our forward-looking statements. Some of the factors that could cause actual results to differ from those expressed or implied by our forward-looking statements are described in the “Risk Factors” section of this prospectus, in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and in our subsequent filings with the Securities and Exchange Commission (“SEC”).

You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

On January 19, 2006, our Board of Directors approved a two-for-one split of our common stock. Stockholders of record as of March 1, 2006 were entitled to one additional share for every share outstanding, which was distributed on April 7, 2006. The following table sets forth the restated earnings per share, cash dividends declared per share and average shares outstanding data to reflect the effect of the stock split and other selected financial data (in millions, except per share amounts):

	Three Months Ended March 31,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
OPERATING RESULTS:
Operating revenue	$4,239	$3,159	$14,309	$11,480	$10,017	$9,657	$10,853
Income from continuing operations	723	524	2,199	1,014	398	489	797
Net income (loss)	723	523	2,207	1,224	383	(2,320)	522

Basic earnings per share:
Income from continuing operations	$0.61	$0.44	$1.87	$0.86	$0.34	$0.42	$0.69
Income (loss) from discontinued operations	—	—	0.01	0.18	(0.01)	(2.43)	(0.24)

Net income (loss)(1)	$0.61	$0.44	$1.87	$1.04	$0.33	$(2.00)	$0.45
Add back amortization of goodwill	—	—	—	—	—	—	0.25

Adjusted net income (loss)(1)	$0.61	$0.44	$1.87	$1.04	$0.33	$(2.00)	$0.71

Diluted earnings per share:
Income from continuing operations	$0.59	$0.43	$1.81	$0.85	$0.34	$0.42	$0.69
Income (loss) from discontinued operations	—	—	0.01	0.17	(0.01)	(2.41)	(0.24)

Net income (loss)	$0.59	$0.43	$1.82	$1.02	$0.33	$(1.99)	$0.45
Add back amortization of goodwill	—	—	—	—	—	—	0.25

Adjusted net income (loss)	$0.59	$0.43	$1.82	$1.02	$0.33	$(1.99)	$0.70

Avg. number of shares outstanding:
Basic	1,180	1,179	1,179	1,178	1,168	1,157	1,149
Assuming dilution	1,241	1,228	1,230	1,226	1,173	1,164	1,160
Cash dividends declared per share	$0.125	$0.105	$0.420	$0.375	$0.375	$0.375	$0.375

	March 31, 2006	December 31,
		2005	2004	2003	2002	2001
BALANCE SHEET INFORMATION:
Working capital	$3,350	$3,039	$2,359	$3,574	$735	$1,487
Total assets	$18,542	$18,077	$16,001	$20,041	$19,435	$22,326
Long-term debt	$3,635	$3,591	$3,944	$6,097	$6,029	$6,216
Stockholder’s equity	$8,131	$7,592	$6,117	$5,881	$5,606	$8,378

(1)	Amounts may not add due to rounding.

The selected historical data in the table above for the three-month periods ended March 31, 2006 and 2005 were derived from our unaudited consolidated financial statements. The data for the five years ended December 31, 2005 were derived from our audited consolidated financial statements.

Financial information incorporated by reference into this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 has not been restated to reflect the two-for-one stock split.

SELLING STOCKHOLDERS

The following table sets forth the total number of shares of our common stock held by each selling stockholder as of the date of this prospectus and the number of shares of our common stock of each selling stockholder offered by this prospectus. No estimate can be given as to the number of shares of our common stock that each selling stockholder will own after the sale of any shares under this prospectus, because the selling stockholders may offer all, some or none of their respective shares. No selling stockholder named in the table below owns or will own more than 1% of our outstanding common stock before or after the offering.

Name	Number of Shares of Common Stock Beneficially Owned(1)	Number of Shares of Common Stock to be Offered
Janak Kumar Basnet	47,309	47,309
Glen Bird	23,654	23,654
Marjoram Limited	1,182,744	1,182,744
Alexander Yulievich Djaparidze	709,646	709,646
Efraim Dory	23,654	23,654
Alexander V. Gavura	6,999	6,999
Martin Hansen	94,619	94,619
Inter Jura Cy (Services) Limited	4,827	4,827
Igor N. Kerysov	9,413	9,413
Vassili Kyvelidi	94,619	94,619
Vladimir V. Metlin	9,413	9,413
Andrei Niziev	416,373	416,373
Petro Alliance Directors, Officers and Employees Benefits Plan Limited	99,207	99,207
Petro Alliance Stock Incentive Plan Limited	529,821	529,821
The Rice Family Living Trust(2)	94,619	94,619
Thomas A. Russell	236,548	236,548
Murat Sampiev	321,753	321,753
Isa Sharaputtinovich Shabanov	47,309	47,309
Alexander Sizov	416,373	416,373
Vladimir Stenin	85,205	85,205
Alexander A. Vaigel	47,309	47,309
Vadim E. Usakovsky	106,446	106,446
David Gray	4,827	4,827
Fuad Aliev	23,654	23,654
Total	4,636,341	4,636,341

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of May 19, 2006, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. This information has been obtained from the selling stockholders, and we have not independently verified this information.

(2)	William Rice and Karen Rice serve as trustees of The Rice Family Living Trust and they share investment and voting power with respect to the shares of our common stock beneficially owned by The Rice Family Living Trust.

Each of the selling stockholders is a former security holder of PetroAlliance Services Company Limited immediately prior to our acquisition of interests in PetroAlliance Services Company Limited. The term “selling stockholders” also includes persons who obtain common stock from the selling stockholders as a gift, on foreclosure of a pledge, in a distribution or dividend of assets by an entity to its equity holders or in another private transaction.

Except as set forth above, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us or, insofar as we are aware, any of our predecessors or affiliates.

PLAN OF DISTRIBUTION

Resales by Selling Stockholders

We are registering the shares of common stock on behalf of the selling stockholders pursuant to the terms of a registration rights agreement entered into in connection with our acquisition of interests in PetroAlliance Services Company Limited. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

Any or all of the selling stockholders may offer the shares of common stock from time to time, either in increments or in a single transaction. The selling stockholders may also decide not to sell all the shares of common stock they are allowed to sell under this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

The term “selling stockholders” also includes persons who obtain common stock from the selling stockholders as a gift, on foreclosure of a pledge, in a distribution or dividend of assets by an entity to its equity holders or in another private transaction.

Types of Sale Transactions

The selling stockholders may sell the shares of common stock offered by this prospectus at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices that may be changed. Sales of shares of our common stock by the selling stockholders may occur from time to time in one or more of the following types of transactions (which may involve crosses or block transactions):

•	through the New York Stock Exchange or any other securities exchange that quotes the common stock;

•	in the over-the-counter market;

•	in transactions other than on those exchanges or in the over-the-counter market (including negotiated transactions and other private transactions);

•	in short sales (sales of shares completed by delivery of borrowed stock) of the common stock, in transactions to cover short sales or otherwise in connection with short sales;

•	by pledge to secure debts and other obligations or on foreclosure of a pledge;

•	through put or call options, including the writing of exchange-traded call options, or other hedging transactions related to the common stock; or

•	in a combination of any of the above transactions.

Selling stockholders may enter into hedging transactions from time to time in which a selling stockholder may:

•	enter into transactions with a broker-dealer or any other person in connection with which such broker-dealer or other person will engage in short sales of common stock, in which case such broker-dealer or other person may use shares of common stock received from the selling stockholder to close out its short positions;

•	sell common stock short itself and redeliver shares offered by this prospectus to close out its short positions or to close out stock loans incurred in connection with its short positions;

•	enter into option or other types of transactions that require the selling stockholder to deliver common stock to a broker-dealer or any other person, who will then resell or transfer the common stock under this prospectus; or

•	loan or pledge the common stock to a broker-dealer or any other person, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares under this prospectus.

Selling stockholders may use broker-dealers or other persons to sell their shares in transactions that may include one or more of the following:

•	a block trade in which a broker-dealer or other person may resell a portion of the block, as principal or agent, in order to facilitate the transaction;

•	purchases by a broker-dealer or other person, as principal, and resale by the broker-dealer or other person for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

Resales by selling stockholders may be made directly to investors or through securities firms acting as underwriters, brokers or dealers. When resales are to be made through a securities firm, the securities firm may be engaged to act as the selling stockholder’s agent in the resale of the shares of common stock by the selling stockholder, or the securities firm may purchase shares of our common stock from the selling stockholder as principal and thereafter resell those shares from time to time. The fees earned by or paid to the securities firm may be the normal stock exchange commission or negotiated commissions or underwriting discounts to the extent permissible. The securities firm may resell the securities through other securities dealers, and commissions or concessions to those other dealers may be allowed.

The selling stockholders and any agent, broker or dealer that participates in sales of common stock offered by this prospectus may be deemed “underwriters” under the Securities Act, and any commissions or other consideration received by any agent, broker or dealer may be considered underwriting discounts or commissions under the Securities Act.

Instead of selling shares of common stock under this prospectus, the selling stockholders may sell shares of common stock in compliance with the provisions of Rule 144 under the Securities Act, if available.

Regulation M

We have informed the selling stockholders that the anti-manipulation provisions of Regulation M under the Exchange Act may apply to their sales of common stock.

Prospectus Delivery Requirements

Because a selling stockholder may be deemed an underwriter, the selling stockholders must deliver this prospectus and any supplements to this prospectus in the manner required by the Securities Act. This might include delivery through the facilities of the New York Stock Exchange in accordance with Rule 153 under the Securities Act.

Indemnification

We have agreed to indemnify selling stockholders against certain liabilities arising under the Securities Act from sales of common stock. The selling stockholders may agree to indemnify any agent, broker or dealer that participates in sales of common stock against liabilities arising under the Securities Act from sales of common stock.

Effectiveness of Registration Statement

Under the registration rights agreement, we will use our commercially reasonable efforts to keep the registration statement of which this prospectus is a part effective until the earlier of (1) the sale of all of the registrable securities registered under the registration statement; and (2) two years after the date of the third closing at which we acquired additional interests in PetroAlliance Services Company Limited.

We are permitted to suspend the use of this prospectus for a period not to exceed 90 consecutive days and an aggregate of 150 days during any calendar year if the use of this prospectus would be significantly disadvantageous to us or our stockholders for any reason, including the existence, or in anticipation, of any acquisition, divestiture or financing activity involving us or the unavailability of any required financial statements, or any disclosure that would be required to be made or any other event or condition of similar significance to us.

Expenses of this Offering

We have agreed, among other things, to pay all expenses in connection with the registration and sale of the shares of common stock covered by this prospectus, other than underwriting fees, discounts, selling commissions and stock transfer taxes applicable to the sale of our common stock by the selling stockholders.

DESCRIPTION OF COMMON STOCK

The following summarizes the material terms of our capital stock. Reference is made to our articles of incorporation and our bylaws, each as amended to date. Please read “Where You Can Find More Information” for information on how to obtain a copy of our articles of incorporation or by-laws.

Available, Issued and Treasury Shares

We may issue an aggregate of 3,000,000,000 shares of common stock, par value $0.01 per share. As of April 30, 2006, 1,334,212,164 shares were issued, of which 1,181,344,225 shares were outstanding and 152,867,939 shares were held by us as treasury stock.

We may also issue an aggregate of 200,000,000 shares of preferred stock, par value $0.01 per share, which may be issued in one or more separate series. Under the articles of incorporation, our preferred stock (1) may be issued for not less than par value and not less than fair value taking into account the terms and conditions of such preferred stock, (2) would be subject to maximum and minimum dividend rates, (3) would be entitled to one vote per share, (4) would be entitled to receive certain liquidation preferences, (5) may contain provisions allowing it to be converted into common stock or other securities, and (6) may contain optional or mandatory redemption provisions. No shares of preferred stock have been issued as of the date of this prospectus.

Dividend Rights

All outstanding shares of our common stock (i.e., shares not held by us) are entitled to participate equally and receive dividends that may be paid out of available profits of the preceding fiscal year or years or distributions out of contributed surplus capital reserves. All accumulated and unpaid dividends payable on preferred stock (if issued and outstanding) must be paid prior to the payment of any dividends on common stock. The amount of dividends payable with respect to any fiscal year is determined by the stockholders at the annual general meeting following such fiscal year, except that our board of directors may allocate such part of the earnings to the retained earnings reserves as it deems fit and may declare interim dividends and may declare and make distributions out of retained earnings reserves or out of contributed surplus capital reserves. Any such distribution can only occur if, at the time of distribution, our “equity” (i.e., our net asset value) at least equals the nominal capital (i.e., the aggregate par value of our outstanding shares) and as a result of the distribution will not fall below the nominal capital.

Voting Rights

Entitlement to Vote

Each holder of shares of common stock and each holder of preferred shares (if issued and outstanding) is entitled to one vote for each share registered in that holder’s name. Voting rights may be exercised in person or by proxy.

Quorum

No action may be taken at any general meeting of stockholders unless a quorum consisting of the holders of at least one-half of the outstanding shares entitling the holders thereof to vote at such meeting are present at such meeting in person or by proxy. If a quorum is not present in person or by proxy at any general meeting of stockholders, a second general meeting will be called in the same manner as the original meeting of stockholders, to be held within two months, at which second meeting, regardless of the number of shares represented (subject to certain limitations in the event of an asset disposition or liquidation of us or the amendment of our articles of incorporation), valid resolutions may be adopted with respect to any matter stated in the notice of the original meeting and also in the notice of the second meeting or which by law is required to be brought before the stockholders despite the absence of a quorum.

Required Vote

In general, any action requiring the approval of the stockholders may be authorized by a majority of the votes cast (excluding any abstentions) at any meeting at which a quorum is present (subject to the quorum exception described above).

No action to amend our articles of incorporation or to dissolve us can be taken, however, unless such action is approved by the holders of at least a majority of the shares outstanding and entitled to vote. In addition, holders of preferred stock (if issued and outstanding) would have additional rights to vote as a class on certain amendments to our articles of incorporation that would adversely affect the preferred stock.

The sale or disposition of all or substantially all of our assets must be approved by the holders of at least a majority of the shares outstanding and entitled to vote, except that under the articles of incorporation this requirement does not apply to a reorganization or rearrangement of us or any of our subsidiaries or any of our assets in any transaction that does not result in any diminution of the beneficial interest of the stockholders in our assets.

Under the articles of incorporation, the board of directors may move our corporate seat to, or convert us into a legal entity under the laws of, another jurisdiction, and may change our corporate domicile from the Netherlands Antilles to another jurisdiction to the extent allowed by applicable law. In certain cases, stockholder approval of such action may not be required under applicable law.

Preemptive and Other Rights

The shares of our common stock do not carry any preferential, preemptive or conversion rights, and there are no redemption provisions with respect to the common stock. The shares of preferred stock (if issued and outstanding) would not carry any preemptive rights, but our board of directors could specify conversion rights, redemption provisions and (within limits) liquidation preferences with respect to one or more series of preferred stock. The board of directors may grant contract rights to acquire shares of our capital stock.

Repurchases of Common Stock

We may for our own account purchase shares of common stock so long as one share of common stock remains outstanding and our equity before and after such a purchase at least equals our nominal capital.

Election and Removal of Directors

Directors are elected at a general meeting of stockholders by a majority of votes cast by stockholders entitled to vote. The number of directors constituting the whole board of directors may not be less than five nor more than 24, as fixed and elected by the general meeting of stockholders. The board of directors is authorized to appoint directors to fill vacancies on the board of directors, which appointment will be effective until the next general meeting of stockholders. Directors may be suspended or dismissed at any general meeting of stockholders. A suspension automatically terminates if the person concerned has not been dismissed within two months after the day of suspension.

Stockholder Meetings

In accordance with applicable law, all general meetings of stockholders must be held in the Netherlands Antilles. The annual general meeting of stockholders is held on a date determined from year to year by the board of directors, for the purpose of electing directors, reporting on the course of business during the preceding fiscal year, approving of the balance sheet and the profit and loss account for the preceding fiscal year and for any other purposes required by law or as may be stated in the notice of such meeting. Special general meetings of stockholders may be called at any time upon the direction of the chairman, the vice chairman, the chief executive officer, the president or the board of directors. Special general meetings of stockholders may also be called by one or more stockholders representing at least 10% of the votes that can be cast on the topics they wish to be addressed at such meeting and that have a reasonable interest in having such meeting convened, by one or more holders of shares representing in the aggregate a majority of shares then outstanding and, in certain circumstances if all of the directors are prevented from or incapable of serving, by any person or persons holding in the aggregate at least 5% of the outstanding shares of common stock.

Stockholder Action by Written Consent

Under Netherlands Antilles law, stockholders may not act by written consent without a meeting, unless all stockholders entitled to vote on the matter have cast a vote.

Buy-Out

Under the articles of incorporation, any one person, or any two or more legal entities belonging to the same group, holding shares representing at least 90% of our equity can require the remaining stockholders to transfer their shares as provided by and in accordance with the provisions of Netherlands Antilles law. This provision is somewhat similar to statutes that exist in Delaware and most states in the United States, which typically allow the owner or owners of 90% of a company’s outstanding equity to effect a “short-form” merger. In order to effect a compulsory share transfer, the owner or owners of 90% of our outstanding equity would have to institute an action in a Netherlands Antilles court and pay the transferring stockholders the value of the shares to be transferred as determined by the judge (based on the advice of one or three experts). A judge can deny a request for a compulsory share transfer if a stockholder would suffer serious material damage through the transfer.

Rights Upon Liquidation

In the event of liquidation, each share of common stock is entitled to equal rights after satisfaction of any preferred stock liquidation preference.

Listing, Transfer Agents and Registrars

Our common stock is listed for trading on the New York Stock Exchange, The London Stock Exchange, Euronext Paris, Euronext Amsterdam and The SWS Swiss Exchange. The transfer agent and registrar for the common stock is Computershare Trust Company, N.A., Canton, Massachusetts.

LEGAL MATTERS

The validity of the common stock will be passed upon for us by Ellen Summer, Esq., our General Counsel.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at our website at www.slb.com and at the SEC’s website at

www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F. Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement that we have filed with the SEC relating to the common stock. This prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules as permitted by the rules and regulations of the SEC, and we refer you to the omitted information. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement are necessarily summaries of their material provisions, and we qualify them in their entirety by reference to those exhibits for complete statements of their provisions. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its website.

In this document, we “incorporate by reference” certain information we file with the SEC, which means that we disclose important information to you by referring to that information. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below that we have previously filed with the SEC and any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and until this offering is completed (other than information in such documents that is deemed not to be filed) and any filings we make with the SEC pursuant to Sections 13(a), 13 (c), 14 and 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2005;

•	our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2006;

•	our current reports on Form 8-K filed with the SEC on January 19, 2006 (two reports), January 24, 2006, April 18, 2006 and April 21, 2006 (Item 8.01 only); and

•	the description of our common stock contained in our current report on Form 8-K filed with the SEC on April 29, 2005.

You may request a copy of these filings at no cost, by writing or telephoning us at:

Schlumberger Limited

153 East 53rd Street, 57th Floor

New York, NY 10022-4624

(212) 350-9400

Attention: Investor Relations

Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes that statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

4,182,074 shares

Schlumberger Limited

Common stock

Prospectus supplement

JPMorgan

November 29, 2006